NPC International, Inc. Reports First Quarter Results

Overland Park, Kansas, (May 8, 2015) - NPC International, Inc. (the “Company”), today reported results for its first fiscal quarter ended March 31, 2015.

FIRST QUARTER HIGHLIGHTS:

•	Pizza Hut comparable store sales decreased (3.0)% rolling over a decrease of (4.7)% last year.

•	Wendy’s comparable stores sales increased 0.8% in the 87 stores acquired in fiscal 2013.

•	Adjusted EBITDA (reconciliation attached) was $32.3 million for an increase of $3.3 million or 11.5% from the prior year.

•	Net income was $5.0 million, an increase of $2.0 million or 68% over the prior year.

•	Cash was $23.7 million, an increase of $11.6 million from last quarter.

•	Our leverage ratio improved to 4.94X Consolidated EBITDA, net of allowable cash balances of $20.7MM (as defined in our Credit Agreement) from 5.07X last quarter.

NPC’s President and CEO Jim Schwartz said, “A deflationary commodity environment and a growing Wendy’s business overcame continued soft sales in our Pizza Hut business resulting in an 11.5% increase in EBITDA compared to the prior year. In addition, we generated an increase of $11.6 million in cash balances primarily due to reduced capex spend resulting in improved free cash flow.

Our Pizza Hut business continues to struggle to gain its footing in a category that is relatively healthy. The strength of our category is a very encouraging sign for our brand and our company. We continue to work with the leadership team at Pizza Hut and the broader franchise community to improve the brand’s functional relevancy in the marketplace. We remain confident that we will restore Pizza Hut’s influential position in the category.

We are enthused with the continued strong performance of our Wendy’s business. Our operational teams continue to deliver top-line growth and improved margins while improving customer satisfaction. We are supportive of the image activation program and we are planning to complete a minimum of 9 restaurants this year and look forward to the sales growth and elevated image that these investments provide.

We believe that Wendy’s is leading its category with a cohesive and relevant branding strategy that is complemented by innovative quality products and investments in its digital presence that collectively serve to elevate the brand. Our investment in this brand has provided us prudent diversification as well as a significant growth opportunity both organically and through acquisitions.

Looking forward, we expect to continue to benefit from a deflationary commodity environment in our Pizza Hut business of approximately 3% to 5%, which we expect will provide us some operating and financial flexibility for the balance of the year as we work to improve Pizza Hut’s top line performance. While we expect to experience commodity inflation in our Wendy’s business we are pleased that the forecasted inflation has been revised down from an increase of 3% to 4% at the beginning of the year down to an increase of 1% to 2%. We look forward to updating you on our progress throughout the remainder of the year.”

The Company is a wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Parent"), which has guaranteed the Company's 10.50% Senior Notes due 2020. As a result of its guaranty, Parent is required to file reports with the Securities and Exchange Commission which include consolidated financial statements of Parent and its subsidiaries (including the Company). Parent's only material asset is all of the stock of the Company. The quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for Parent and the Company on a consolidated basis are set forth in Parent's Form 10-Q for the fiscal quarter ended March 31, 2015 which can be accessed at www.sec.gov.

CONFERENCE CALL INFORMATION:

The Company’s first quarter earnings conference call will be held Monday, May 11, 2015 at 10:00 am CT (11:00 ET). In addition to a discussion of first quarter results, the call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. You can access this call by dialing 888-391-6937. The international number is 716-247-5763. The access code for the call is 35803243.

For those unable to participate live, a replay of the call will be available until May 18, 2015 by dialing 855-859-2056 or by dialing international at 404-537-3406. The access code for the replay is 35803243.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,270 Pizza Hut units in 28 states and 143 Wendy’s units in 5 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Parent’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Parent’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in Parent’s filings with the Securities and Exchange Commission, including Parent's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	March 31, 2015		April 1, 2014

Net product sales (1)(2)	$295,571	100.0%	$282,303	100.0%
Fees and other income (3)	13,637	4.6%	13,950	4.9%
Total sales	309,208	104.6%	296,253	104.9%

Cost of sales (4)	85,725	29.0%	87,907	31.1%
Direct labor (5)	88,645	30.0%	83,469	29.6%
Other restaurant operating expenses (6)	95,717	32.4%	89,619	31.8%
General and administrative expenses (7)	16,702	5.7%	15,459	5.5%
Corporate depreciation and amortization of intangibles	5,247	1.8%	5,097	1.8%
Other	985	0.2%	305	—%
Total costs and expenses	293,021	99.1%	281,856	99.8%
Operating income	16,187	5.5%	14,397	5.1%
Interest expense (8)	10,465	3.5%	10,162	3.6%
Income before income taxes	5,722	2.0%	4,235	1.5%
Income taxes	747	0.3%	1,279	0.5%

Net income	$4,975	1.7%	$2,956	1.0%

Percentages are shown as a percent of net product sales.

Comparable store sales (net product sales only)(2):
Pizza Hut	(3.0)%		(4.7)%
Wendy's	0.8%		n/a

Capital Expenditures	$11,018		$19,246
Cash Rent Expense	$17,052		$15,611

(1)
Net product sales increased 4.7% primarily due to the acquisition of 56 Wendy’s units in the last half of 2014 in addition to Wendy’s comparable store sales growth of 0.8% for stores operated by NPC for more than one year. This sales contribution was partially offset by a 3.0% decline in Pizza Hut comparable store sales.

(2)
Comparable store sales are only reported for locations that have been operated by the Company for at least 12 months. Comparable stores sales for the 13 weeks ended March 31, 2015 include the 87 Wendy’s units acquired during fiscal 2013.

(3)	Fees and other income decreased 2.2% largely due to fewer delivery transactions compared to the prior year.

(4)
Cost of sales, as a percentage of net product sales, decreased primarily due to decreased ingredient costs and favorable product mix in our Pizza Hut operation, which was partially offset by an increase in the relative size of our Wendy’s operation which runs a higher food cost.

(5)
Direct labor, as a percentage of net product sales, increased largely due to an increase in our delivery mix and the sales deleveraging effect on our Pizza Hut fixed labor costs, partially offset by an increase in the relative size of our Wendy’s operation which runs a lower labor cost.

(6)
Other restaurant operating expenses, as a percentage of net product sales, increased primarily due to an increase in our Pizza Hut operation, which was caused by sales deleveraging and decreases in development incentives and increased insurance expense and advertising expense, which was partially offset by lower delivery driver reimbursement expenses and an increase in the relative size of our Wendy’s operation which has lower operating expenses.

(7)	General and administrative expenses increased due to higher field personnel costs and credit card transaction fees.

(8)	Interest expense increased due to higher average debt outstanding, primarily used to fund the 56-unit Wendy’s acquisition completed in July 2014.
Note: The explanations above are abbreviated disclosures. For complete disclosure see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Parent's Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2015	December 30, 2014
Assets
Current assets:
Cash and cash equivalents	$23,712	$12,063
Other current assets	43,356	49,847
Total current assets	67,068	61,910

Facilities and equipment, net	199,149	198,122
Franchise rights, net	634,419	639,045
Other noncurrent assets	336,169	337,278
Total assets	$1,236,805	$1,236,355
Liabilities and Members' Equity
Current liabilities:
Other current liabilities	$103,391	$102,983
Current portion of debt	4,158	4,158
Total current liabilities	107,549	107,141

Long-term debt	589,184	591,263
Other noncurrent liabilities	268,072	270,926
Total liabilities	964,805	969,330
Members' equity	272,000	267,025
Total liabilities and members' equity	$1,236,805	$1,236,355

NPC INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 31, 2015	April 1, 2014

Operating activities
Net income	$4,975	$2,956
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,933	15,048
Amortization of debt issuance costs	953	1,013
Deferred income taxes	(2,614)	(906)
Other	1,023	64
Changes in assets and liabilities, excluding acquisitions:
Assets	2,998	3,962
Liabilities	2,182	2,636
Net cash provided by operating activities	24,450	24,773
Investing activities
Capital expenditures	(11,018)	(19,246)
Proceeds from sale or disposition of assets	296	324
Net cash used in investing activities	(10,722)	(18,922)
Financing activities
Net payments under revolving credit facility	—	(7,000)
Payments on term bank facilities	(2,079)	—
Debt issue costs	—	(625)
Payment of accrued purchase price to sellers	—	(10,875)
Net cash used in financing activities	(2,079)	(18,500)
Net change in cash and cash equivalents	11,649	(12,649)
Beginning cash and cash equivalents	12,063	20,035
Ending cash and cash equivalents	$23,712	$7,386

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 31, 2015	April 1, 2014
Adjusted EBITDA:
Net income	$4,975	$2,956
Adjustments:
Interest expense	10,465	10,162
Income taxes	747	1,279
Depreciation and amortization	14,933	15,048
Pre-opening expenses and other	1,396	653
Development incentives	(240)	(1,140)
Adjusted EBITDA (1)	$32,276	$28,958
Adjusted EBITDA Margin(2)	10.9%	10.3%

Free Cash Flow:
Net cash provided by operating activities	$24,450	$24,773
Adjustments:
Capital expenditures	(11,018)	(19,246)
Free Cash Flow (3)	$13,432	$5,527

Unit Count Activity

	13 Weeks Ended			13 Weeks Ended
	March 31, 2015			April 1, 2014
	Combined	Wendy's	Pizza Hut	Combined	Wendy's	Pizza Hut
Beginning of period	1,420	143	1,277	1,354	91	1,263
Acquired	—	—	—	—	—	—
Developed(4)	4	—	4	4	—	4
Closed(4)	(11)	—	(11)	(4)	—	(4)
End of period	1,413	143	1,270	1,354	91	1,263

Equivalent units (5)	1,412	143	1,269	1,349	91	1,258

(1) The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges, pre-opening expenses and certain other items that are non-operational in nature. Management believes the elimination of these items, as well as income taxes and certain other items of a non-operational nature, as noted in the table above, give investors and management useful information to compare the performance of our core operations over different periods and to compare our operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under GAAP. Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies.
(2) Calculated as a percentage of net product sales.
(3) The Company defines Free Cash Flow as cash flows from operations less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
(4) For Pizza Hut, three units and one unit were relocated and are included in both the developed and closed total for the 13 weeks ended March 31, 2015 and April 1, 2014, respectively.
(5) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

Contact: Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213